Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

November 18, 2010	For more information:
Nancy Murphy
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 346-1506
nmurphy@steinmart.com

STEIN MART, INC. REPORTS THIRD QUARTER AND YEAR-TO-DATE 2010 FINANCIAL RESULTS

Third Quarter 2010 highlights:

•	Pretax income increased 120% to $2.6 million

•	Net Income of $4.3 million or $0.10 per diluted share compared to $3.2 million or $0.07 per diluted share in 2009.

•	Excluding favorable tax adjustments, earnings per share would have been $0.05 in 2010 compared to $0.02 in 2009.

•	Ending cash of $80.5 million and no debt.

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its third quarter and first nine months ended October 30, 2010.

Third Quarter Results

Net income for the quarter was $4.3 million or $0.10 per diluted share compared to net income of $3.2 million or $.07 per diluted share in 2009. Included in the results for 2010 and 2009 are favorable income tax adjustments which resulted in income tax benefits in both periods (see “Items Impacting Comparability” below). Excluding the impact of these adjustments, diluted earnings per share would have been $0.05 in 2010 compared to $0.02 in 2009. Pretax income for the quarter was $2.6 million compared to $1.2 million in 2009.

As previously reported, comparable store sales increased 0.3 percent for the quarter. Net sales were $267.9 million, a decrease of 0.9 percent from $270.2 million in 2009.

“We are pleased to report both positive comparable store sales and increased profitability for the quarter,” said David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc. “Our results reflect the benefits of drawing more customers to our stores and continuing expense control.”

“We head into the holiday season well positioned to attract more customers with distinctive merchandise at great prices, a targeted marketing plan and a terrific shopping experience,” added Stovall. “Although the heavy promotional environment and a cautious shopper pose a challenge, we continue to be focused on gaining traction in sales growth.”

Gross profit decreased to $68.0 million or 25.4 percent of sales compared to $69.6 million or 25.8 percent of sales in the third quarter 2009. The decrease in the gross profit rate is the result of higher markdowns partially offset by lower occupancy cost.

Selling, general and administrative expenses (“SG&A”) decreased to $70.2 million or 26.2 percent of net sales compared to $73.3 million or 27.1 percent of sales during the same period last year. The $3.2 million decrease in SG&A resulted primarily from lower store operating expenses partially offset by higher advertising expenses and the add-back of expense reductions from last year.

First Nine Months of 2010

Net income was $29.9 million or $0.67 per diluted share compared to net income of $20.8 million or $0.47 per diluted share in 2009. Excluding a cumulative breakage gain and an offsetting charge associated with changing the Company’s physical inventory process recorded in the second quarter 2010 ($8.5 million before tax) and the impact of favorable income tax adjustments in 2010 and 2009, diluted earnings per share would have been $0.53 in 2010 compared to $0.47 in 2009 (see “Items Impacting Comparability” below). Pretax income for the first nine months of 2010 was $37.3 million compared to $28.4 million in 2009. Excluding the second quarter gain and charge, pretax income for 2010 would have been $28.8 million.

Net sales were $844.8 million, a decrease of 3.7 percent, compared to $877.3 in the same period in 2009. Comparable store sales decreased 2.0 percent for the first nine months of 2010.

Gross profit was $224.6 million or 26.6 percent of sales compared to $241.9 million or 27.6 percent of sales in the same period in 2009. The gross profit rate decreased as a result of higher markdowns and higher buying expenses.

SG&A decreased to $211.9 million or 25.1 percent of sales in the first nine months of 2010 from $227.4 million or 25.9 percent of sales last year. The $15.6 million decrease in SG&A resulted from lower store operating expenses, store closing expenses and depreciation, partially offset by higher advertising expenses, the add-back of expense reductions from last year and the $1.2 million charge recorded in the second quarter of 2010 associated with changing the physical inventory process.

Other income was $24.4 million in the first nine months of 2010 compared to $14.2 million in 2009. The increase is primarily the result of the breakage gain of $9.7 million recorded in the second quarter of 2010 (see “Items Impacting Comparability”).

Items Impacting Comparability

Results for the first nine months of 2010 include a net pretax gain of $8.5 million, comprised of a $9.7 million gain to recognize cumulative breakage on unused gift and merchandise return cards and an offsetting pretax charge of $1.2 million associated with changing the physical inventory process. These items, which were recorded in the second quarter, positively impacted net earnings per share by $0.14 in 2010.

Results for the third quarters of 2010 and 2009 include favorable income tax adjustments from reductions in the estimated annual effective tax rates (ETR) in both years, and favorable settlements of state tax examinations in 2010. The ETR reductions resulted primarily from the impact of favorable changes in book/tax differences on the deferred tax valuation allowance. These changes included the enactment of bonus depreciation in the third quarter of 2010 and a tax accounting method change in 2009. The ETR for the first nine months of 2010 of 19.6 percent was lower than the 2009 rate of 26.8 percent due to the state tax examination settlements in 2010 and more favorable book/tax differences this year, which reduced the valuation allowance. These items positively impacted net income for the third quarters of 2010 and 2009 by $2.3 million and $2.5 million, respectively ($0.05 per diluted share in both quarters).

Balance Sheet Highlights

Cash at the end of the third quarter of 2010 was $80.5 million, an increase of $21.3 million from the same period last year. As previously announced, the Company will pay a special dividend of $0.50 per share, totaling approximately $22 million, on December 22, 2010 to shareholders of record on December 8, 2010.

Inventories were $281.0 million at the end of the third quarter compared to $253.7 million in 2009. The increase from the prior year is due to a planned acceleration of receipts reflecting the new supply chain and a strategic build in intimate apparel, accessories, home and basic replenishment merchandise. The planned acceleration of receipts also increased accounts payable.

Store network

One store was closed during the third quarter bringing the total number of stores to 263 on October 30, 2010, compared to 267 at the same time last year. As previously announced, the Company opened three new stores this month, including one relocated store, which completes store openings for the remainder of 2010. The Company expects to close one additional store at the end of the fourth quarter of 2010 resulting in 264 stores at year-end.

Conference Call

A conference call for investment analysts to discuss the Company’s third quarter results will be held at 10 a.m. ET today, Thursday, November 18, 2010. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through November 30, 2010.

Investor Presentation

Stein Mart’s third quarter 2010 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	October 30, 2010	January 30, 2010	October 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$80,546	$80,975	$59,219
Trade and other receivables	12,063	10,178	10,000
Inventories	280,986	218,125	253,658
Income taxes receivable	723	—	—
Prepaid expenses and other current assets	12,770	11,112	13,806

Total current assets	387,088	320,390	336,683
Property and equipment, net	77,313	68,415	76,624
Other assets	14,614	15,408	16,622

Total assets	$479,015	$404,213	$429,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$137,573	$80,318	$118,479
Accrued liabilities	73,069	84,330	79,963
Income taxes payable	—	2,961	226

Total current liabilities	210,642	167,609	198,668
Other liabilities	19,691	20,915	20,146

Total liabilities	230,333	188,524	218,814
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding

Common stock - $.01 par value; 100,000,000 shares authorized; 43,460,452, 42,872,457 and 42,843,900 shares issued and outstanding, respectively	435	429	428
Additional paid-in capital	19,041	15,977	13,963
Retained earnings	228,637	198,705	195,961
Accumulated other comprehensive income	569	578	763

Total stockholders’ equity	248,682	215,689	211,115

Total liabilities and stockholders’ equity	$479,015	$404,213	$429,929

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended October 30, 2010	13 Weeks Ended October 31, 2009	39 Weeks Ended October 30, 2010	39 Weeks Ended October 31, 2009
Net sales	$267,887	$270,209	$844,840	$877,280
Cost of merchandise sold	199,862	200,608	620,208	635,400

Gross profit	68,025	69,601	224,632	241,880
Selling, general and administrative expenses	70,165	73,330	211,852	227,406
Other income, net	4,699	4,887	24,434	14,194

Income from operations	2,559	1,158	37,214	28,668
Interest income (expense), net	13	10	37	(248)

Income before income taxes	2,572	1,168	37,251	28,420
Income tax benefit (provision)	1,723	2,031	(7,319)	(7,611)

Net income	$4,295	$3,199	$29,932	$20,809

Net income per share:
Basic	$0.10	$0.07	$0.68	$0.49

Diluted	$0.10	$0.07	$0.67	$0.47

Weighted-average shares outstanding:
Basic	42,677	41,883	42,600	41,780

Diluted	43,714	44,251	43,509	43,344

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	39 Weeks Ended October 30, 2010	39 Weeks Ended October 31, 2009
Cash flows from operating activities:
Net income	$29,932	$20,809
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,937	14,476
Impairment of property and other assets	575	726
Change in valuation allowance for deferred tax assets	(6,570)	(5,781)
Deferred income taxes	6,570	6,067
Store closing charges	286	1,675
Share-based compensation	2,281	3,024
Tax benefit from equity issuances	2,077	255
Excess tax benefits from share-based compensation	(2,032)	(198)
Changes in assets and liabilities:
Trade and other receivables	(1,885)	(989)
Inventories	(62,861)	(46,519)
Income taxes receivable	(723)	24,439
Prepaid expenses and other current assets	(1,658)	(1,717)
Other assets	(498)	3,368
Accounts payable	57,255	62,796
Accrued liabilities	(10,543)	683
Income taxes payable	(2,961)	226
Other liabilities	(1,348)	(8,522)

Net cash provided by operating activities	20,834	74,818

Cash flows from investing activities:
Capital expenditures	(22,007)	(5,399)

Net cash used in investing activities	(22,007)	(5,399)

Cash flows from financing activities:
Borrowings under notes payable to banks	—	57,250
Repayments of notes payable to banks	—	(157,250)
Excess tax benefits from share-based compensation	2,032	198
Proceeds from exercise of stock options	466	691
Proceeds from employee stock purchase plan	368	96
Repurchase of common stock for employee withholdings	(2,122)	(88)

Net cash provided by (used in) financing activities	744	(99,103)

Net decrease in cash and cash equivalents	(429)	(29,684)
Cash and cash equivalents at beginning of year	80,975	88,903

Cash and cash equivalents at end of period	$80,546	$59,219